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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                            SIMPSON INDUSTRIES, INC.
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                (Name of Registrant as Specified in Its Charter)

                            SIMPSON INDUSTRIES, INC.
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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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[SIMPSON INDUSTRIES, INC. LETTERHEAD]


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                                DO NOT BE MISLED

                             SIMPSON INDUSTRIES IS:

- SUCCESSFULLY MEETING THE CHALLENGES OF THE EVOLVING AUTOMOTIVE SUPPLIER INDUSTRY AND

- WELL POSITIONED FOR FUTURE SHARE PRICE GROWTH AS THE INDUSTRY MOVES OUT OF ITS CURRENT SEVERE UNDERVALUATION BY THE MARKET.

DO NOT BE MISLED BY SHORT TERM, LEVERAGED MARKET OPPORTUNISTS SEEKING TO SELL YOUR COMPANY AND DEPRIVE YOU OF ANY FUTURE INCREASE IN THE VALUE OF YOUR INVESTMENT!

PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD WITH A VOTE FOR PROPOSAL 1 (ELECTION OF DIRECTORS) AND AGAINST PROPOSAL 2 (TO SELL THE COMPANY).

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March 24, 2000

Dear Fellow Simpson Industries Shareholder:

At the upcoming Annual Meeting, scheduled for April 18, 2000, shareholders will consider two issues important to the future value of your Simpson investment--the election of Directors and a shareholder proposal seeking the auction sale of your company. Your Board strongly urges you to support its efforts to maximize long-term shareholder value by signing, dating and returning the enclosed WHITE proxy card with a vote FOR the election of Directors (Item 1) and AGAINST the proposal to sell the company (Proposal 2).

As you know, MMI Investments II-A, L.P., who began purchasing Simpson shares only 10 months ago, has begun a costly and disruptive proxy fight in support of its efforts to elect its handpicked nominees to your Board and its proposal to auction your Company. Your Board and management strongly believe that MMI's actions are not in the best long-term interests of all the shareholders.

As we have previously written, your Board and management have developed a strategic plan designed to meet the recent changes in the automotive supplier industry and position Simpson for significant growth in operations and in shareholder value.

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This plan is showing results. Revenues, earnings and operating margins reached record levels in 1999. Several new long-term contracts with major North American, Japanese and European customers assure continued growth and demonstrate our clients' confidence in Simpson. Particularly in light of the changes in the automotive supplier industry, we believe that the best way to build shareholder value is to continue to expand our position as a preferred source for engineered modular products. We are well positioned to benefit from the continuing shakeout in our industry and we believe our stock price will reflect the true value of your Simpson shares once the shakeout is complete and the market for automotive supplier stocks improves.

Unfortunately, MMI, the private investment vehicle of John Dyson, a millionaire winery owner and sometime politician, has targeted Simpson to make a quick profit on a short-term investment. As you prepare to vote your shares, please consider:
    -   MMI purchased its Simpson shares over the past 10 months.
    -   Most of their shares were purchased with borrowed money.
    - They are paying significant interest on that money and are thus seeking a quick return on their investment.
    - Their self-serving analysis of Simpson and its position in the automotive market is both misinformed and biased by their desire for a quick short-term profit.
    - Their proposal to throw the Company up for sale in a public auction is ill-advised, ill-timed, not in your best interests and, in our opinion, just plain bad business judgement.
    - The presence of MMI's nominees on the Simpson Board would be disruptive at best and would put MMI in a position to obtain inside information not available to other investors.

                     THE MMI AUCTION PROPOSAL IS ILL-ADVISED

The MMI auction proposal would essentially throw Simpson onto the market in a fire-sale atmosphere. This course of action would result in significant disruptions in our relationships with our customers--who depend upon the Company's reliability and stability in granting long-term contracts--and with our employees, who constitute the Company's single most valuable asset. A public auction initiated by short-term opportunists is obviously not the best way to maximize the price paid in any acquisition of Simpson.

MMI sees Simpson's future prospects as "lackluster" and contends that Simpson's financial position, its position in its industry, and its valuation by the financial markets all argue for a quick sale of the Company. We believe that their analysis reflects a fundamental misunderstanding of the Company and its industry:

    Stock price performance. We share our fellow investors' dissatisfaction with the current stock price. We disagree with MMI's facile conclusion that the remedy is a fire-sale auction.

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    The way to build value is to do just that--Build it. Not create it magically out of thin air, as MMI would apparently have it. Their simplistic analysis yields a value for Simpson of $20 per share. If that price were presented to your Board in a bona-fide offer, we would be hard pressed to turn it down.
    If it were a real number in anyone's calculations, the stock would not today be trading where it is.

    Compared to its automotive industry peers, Simpson shares have performed well in a difficult market. They have in fact outperformed many of the companies in the automotive supplier industry that have followed the "bigger is better" strategy laid out by MMI as a desirable alternative.

    Industry Position. MMI places great confidence in an apocalyptic vision that the entire automotive parts industry will be swallowed up by a few behemoths able to deliver large and complex pre-assembled packages to car manufacturers for final assembly and sale. Based on our daily interface with our most important customers, we have concluded that this will not be the case. As the market for modular products continues to grow, our volume of new business in that segment will too. We are confident in the ability of Simpson to thrive in the most competitive markets.

                      THE MMI AUCTION PROPOSAL IS ILL-TIMED

The automotive supplier industry is undergoing significant change, and stock prices, reflecting the uncertainty generated by change, remain severely depressed industry-wide. The MMI proposal, seeking a quick sale into a depressed market, is obviously not the best way to maximize value. Quite the opposite. By adding additional uncertainty to the equation, MMI IS IN OUR OPINION ACTUALLY HURTING SIMPSON'S STOCK PRICE PERFORMANCE IN A DIFFICULT MARKET AS INVESTORS EVALUATE THE IMPACT THE MMI PROPOSAL MIGHT HAVE ON RELATIONSHIPS WITH:

- customers--who generally look for long-term commitments and shy away from uncertainty;

- employees--the core asset in the Simpson franchise, who rely on the security employment with an established, successful and steadily growing concern provides;

- prospective employees--who look to a potential employer for the same stability and continuity and who Simpson looks to as the foundation of continued growth.

As noted in the Simpson proxy statement, your Board will continue to review all available strategic alternatives, including a sale or merger of the Company, and will pursue the course that it determines to be in the best interests of all of the Company's shareholders.

                     THE MMI AUCTION PROPOSAL IS JUST PLAIN
                             BAD BUSINESS JUDGEMENT

Given the above facts, we seriously question the business judgement of MMI and its nominees. Although their analysis may appear reasonable on its face, a closer



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examination reveals a self-serving superficiality that borders on the irresponsible. Although the fire-sale auction they propose might in fact yield a minor profit for them and their fellow short-term investors, it would ill serve the majority of our shareholders and customers.

To the extent that MMI's auction proposal garners support from our shareholders, it can harm the Company's present and its future business. If MMI has, or knows of a buyer willing to make a fairly priced and realistic bid for Simpson, let them say so and present it to the Board in the normal course. Throwing up the possibility of and arguing for a sale of the Company in the public arena is just bad business judgment.

Please support your Board's continuing efforts to maximize long-term shareholder value by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided.

Very truly yours,

/s/ Roy E. Parrott

Roy E. Parrott
Chairman and
Chief Executive Officer

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                                    CAUTION!
                   DO NOT RETURN ANY BLUE MMI PROXY YOU RECEIVE.

Returning an MMI proxy, even in protest and voting against their handpicked nominees and misguided proposal, will cancel out any earlier WHITE proxy you sent in. We therefore ask that you simply discard any BLUE cards you receive.
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                        ATTENTION "STREET-NAME" HOLDERS:
                                    IMPORTANT
        IF YOUR SHARES ARE HELD FOR YOUR ACCOUNT BY YOUR BROKER OR BANK,
     ONLY THEY CAN VOTE THEM AND THEY MUST HAVE YOUR INSTRUCTIONS TO DO SO.

Since this is a contested election, your broker cannot vote your shares without your instructions. Please sign, date and return your WHITE proxy card today. If you do not return your card, your shares will not be voted.

If you have any questions, or need assistance in voting your shares, please contact our proxy solicitor:

                           Innisfree M&A Incorporated

                             Toll Free: 888-750-5834
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